Exhibit 10.1

September 28, 2021

Dennis Polk

Re:	Amendment No. 2 to Promotion Offer Letter

Dear Mr. Polk:

Reference is made to that certain promotion offer letter, dated January 4, 2018, as amended, (the “Offer Letter”), by and between you and SYNNEX Corporation (“Company”).

Pursuant to Section 14(b) of the Offer Letter, as of the date first written herein, the Company and you wish to amend the Offer Letter by this letter amendment no. 2 (“Amendment No. 2”) in connection with your transition from President and Chief Executive Officer to Executive Chair.

Capitalized terms used in this Amendment No. 2 which are not otherwise defined herein, shall have the meanings given such terms in the Offer Letter.  Therefore, the parties agree Sections 1, 3 and 5 shall be amended as follows:

Section 1	Amendment to the Agreement

The first paragraph of Section 1 shall be amended and replaced as follows:

Position. Commencing September 1, 2021 (the “Initial Transition Date”), you will assume the position of Executive Chair of the Board of Directors.

The first two paragraphs of Section 3 shall be amended and replaced as follows:

Cash and Performance-Based Compensation. Effective the Initial Transition Date through November 30, 2022 (the “Initial Transition Period”), the Company will continue to pay you the same, current base salary. In addition, you will be eligible to be considered for an incentive bonus for the Initial Transition Period. Bonuses will be determined by the Company’s Compensation Committee (the “Compensation Committee”), in its sole discretion. Your target bonus for the fiscal year ending November 30, 2021 will remain the same, provided you remain employed through November 30, 2021. Your target bonus for the fiscal year ending November 30, 2022 will be $1,812,500 with the same performance metrics as the Chief Executive Officer, provided you remain employed through November 30, 2022. The bonus for a fiscal year will be paid within 2-1/2 months after the last day of the fiscal year. The determinations of the Compensation Committee with respect to your bonus will be final and binding.

Effective December 1, 2022 through November 30, 2023 (the “Final Transition Period”), the Company will pay you a starting base salary at the rate of $800,000 per year ($66,667 per month). In addition, you will not be eligible to be considered for an incentive bonus for the Final Transition Period unless the Compensation Committee determines your effort during the Final Transition Period is such that a bonus is appropriate. After expiration of the Final Transition Period, your cash compensation will be the same as other non-employee Directors of the Board of Directors or as otherwise determined by the Board of Directors, but commensurate with your expected role as non-executive Chair of the Board of Directors.

During the Initial Transition Period and the Final Transition Period, your existing long-term performance-based restricted stock unit (“RSU”) awards will remain the same, provided you remain employed during the respective periods. The long-term performance based RSU award for a fiscal year will be paid within 2-1/2 months after the last day of the fiscal year. The determinations of the Compensation Committee with respect to your long-term performance based RSU award will be final and binding. In addition, you will not be eligible to be considered for any additional long-term performance-based RSU awards for the Initial Transition Period or Final Transition Period.

Section 5 shall be amended as follows:

Equity Compensation. For your Initial Transition Period, you will be granted two options to purchase shares of the Company’s Common Stock (“Stock Option”) pursuant to the Company’s 2020 Stock Incentive Plan, as amended (the “Plan”) with a fair market value of approximately $1,610,000 and $333,333. The date of the grants will be September 21, 2021 and January 4, 2022, respectively; provided, however, that if the Company’s trading window is not open on that date, the date of grant will be upon the expiration of three trading days after the Company’s trading window is open, in accordance with the Company’s equity grant making policy. The exercise price per share of the Stock Option will be equal to the closing price per share of the Company’s Common Stock on the date of grant. The Stock Option will be subject to the terms and conditions applicable to options granted under Plan and the applicable stock option agreement. The Stock Option will be subject to vesting over the five-year period following the date of grant (the “Vesting Date”), with 20% of the option shares vesting on the one-year anniversary of the Vesting Date, and monthly vesting over the next succeeding 48 months, conditioned on your continuous common law employment, as described in the applicable stock option agreement.

Also, for your Initial Transition Period, you will be granted two restricted stock awards for shares of the Company’s Common Stock (“Restricted Stock”) pursuant to the Plan with a fair market value of approximately $805,000 and $333,333. The date of the grants will be September 21, 2021 and January 4, 2022, respectively; provided, however, that if the Company’s trading window is not open on that date, the date of grant will be upon the expiration of three trading days after the Company’s trading window is open, in accordance with the Company’s equity grant making policy. The Restricted Stock will be subject to the terms and conditions applicable to restricted stock awards granted under Plan and the applicable restricted stock award agreement. The Restricted Stock will be subject to vesting over the five-year period following the Vesting Date, with 20% of the shares vesting on each one-year anniversary of the Vesting Date, conditioned on your continuous common law employment, as described in the applicable restricted stock award agreement.

For your Final Transition Period, you will be granted Restricted Stock pursuant to the Plan with a fair market value of approximately $700,000. The date of grant will be in the September/October 2022 timeframe, consistent with the annual equity grant cycle for the Company’s executive officers; provided, however, that if the Company’s trading window is not open on that date, the date of grant will be upon the expiration of three trading days after the Company’s trading window is open, in accordance with the Company’s equity grant making policy. The Restricted Stock will be subject to the terms and conditions applicable to restricted stock awards granted under Plan and the applicable restricted stock award agreement. The Restricted Stock will be subject to vesting over the four-year period following the Vesting Date, with 25% of the shares vesting on each one-year anniversary of the Vesting Date, conditioned on your continuous common law employment, as described in the applicable restricted stock award agreement.

Prior to the expiration of the Final Transition Period, you will be eligible to receive additional equity compensation awards as determined by the Compensation Committee in its sole discretion from time to time.  After expiration of the Final Transition Period, your equity compensation will be the same as other non-employee Directors of the Board of Directors or as otherwise determined by the Board of Directors.

Section 2	Reference to and Effect on the Agreement

2.1Upon the effectiveness of this Amendment No. 2, on and after the date hereof, each reference to the Agreement shall mean and be a reference to the Agreement as amended hereby.

2.2Except as specifically set forth above, the Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

2.3The execution, delivery and effectiveness of this Amendment No. 2 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of a party, nor constitute a waiver of any provision of the Agreement, or any other documents, instruments and agreements executed and/or delivered in connection therewith.

If the above changes to the Agreement are acceptable, please acknowledge your acceptance below and return the executed portion of this Amendment No. 2 on or before

September 28, 2021.

Very truly yours,

SYNNEX Corporation

/s/ Hau Lee

Hau Lee

Chairman, TD SYNNEX Compensation Committee

AGREED AND ACCEPTED:

/s/ Dennis Polk

Dennis Polk